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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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☒ Definitive Proxy Statement
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(Name of Registrant as Specified In Its Charter)

HANOVER COMPRESSOR COMPANY

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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HANOVER COMPRESSOR COMPANY
12001 NORTH HOUSTON ROSSLYN
HOUSTON, TEXAS 77086
NOTICE OF 2005 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 19, 2005
To the Stockholders of Hanover Compressor Company:
      You are cordially invited to attend the 2005 Annual Meeting of Stockholders of Hanover Compressor Company, a Delaware corporation, to be held at 9:00 a.m. local time on Thursday, May 19, 2005, at the Omni Hotel, Four Riverway, Houston, Texas 77056, for the following purposes:

(1)	to elect nine directors to serve until the next Annual Meeting of Stockholders or until their successors are duly elected and qualified;

(2)	to ratify the reappointment of PricewaterhouseCoopers LLP as Hanover Compressor Company’s independent registered public accounting firm for fiscal year 2005; and

(3)	to transact such other business as may properly come before the meeting.
      The Board of Directors has set the close of business on April 6, 2005, as the record date for determining the stockholders that are entitled to notice of and to vote at the meeting and at any postponement(s) or adjournment(s) of the meeting. Your vote is important. We encourage you to sign and return your proxy card, use the telephone or internet voting procedures, or attend the meeting in person so that your shares are properly represented.

By Order of the Board of Directors,

Victor E. Grijalva
Chairman of the Board
Houston, Texas
April 14, 2005

2005 PROXY STATEMENT

YOUR VOTE IS IMPORTANT
      THE BOARD OF DIRECTORS EXTENDS A CORDIAL INVITATION TO ALL STOCKHOLDERS TO ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT AS PROMPTLY AS POSSIBLE IN THE ENCLOSED REPLY ENVELOPE OR USE THE ELECTRONIC VOTING ALTERNATIVES INDICATED ON THE PROXY CARD. IF YOU ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON IF YOU DESIRE TO DO SO.
HANOVER COMPRESSOR COMPANY
12001 NORTH HOUSTON ROSSLYN
HOUSTON, TEXAS 77086
PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 19, 2005
INTRODUCTION
      This Proxy Statement is furnished in connection with the solicitation of proxies by and on behalf of the Board of Directors of Hanover Compressor Company, a Delaware corporation (“we,” “us,” “our,” “Hanover” or the “Company”), for use at the 2005 Annual Meeting of Stockholders of the Company (the “2005 Stockholders’ Meeting”). The meeting will begin promptly at 9:00 a.m. local time on Thursday, May 19, 2005, at the Omni Hotel, Four Riverway, Houston, Texas 77056. This Proxy Statement and the accompanying proxy are first being sent or given to stockholders on or about April 14, 2005, and is accompanied by our 2004 Annual Report.
THE MEETING
Agenda
      The 2005 Stockholders’ Meeting will be held for the following purposes:

1.	To elect nine directors to serve until the next Annual Meeting of Stockholders or until their successors are duly elected and qualified;

2.	To ratify the reappointment of PricewaterhouseCoopers LLP as Hanover Compressor Company’s independent registered public accounting firm for fiscal year 2005; and

3.	To transact such other business as may properly come before the meeting.
      All of these items are discussed in more detail below.
Voting at the Meeting
      Stockholders Entitled to Vote. Owners of the Company’s common stock, $.001 par value per share (the “Common Stock”), at the close of business on April 6, 2005, are entitled to notice of and to vote at the 2005 Stockholders’ Meeting. At the close of business on such date, there were 87,035,443 shares of Common Stock of the Company issued and outstanding and each share of Common Stock entitles the holder to one vote on all matters submitted to a vote at the 2005 Stockholders’ Meeting and any adjournments or postponements of the meeting. A complete list of the stockholders entitled to vote will be available for examination at the meeting and for at least 10 days prior to the meeting at the principal executive offices of Hanover Compressor Company, 12001 North Houston Rosslyn, Houston, Texas 77086.

      Quorum and Required Votes. A quorum of stockholders is necessary for a valid meeting. The presence in person or by proxy of the holders of a majority of the outstanding shares of our Common Stock will constitute a quorum for the 2005 Stockholders’ Meeting.
      The affirmative vote of the holders of a plurality of our Common Stock present in person or by proxy and entitled to vote at the 2005 Stockholders’ Meeting at which a quorum is present is required for the election of directors (Proposal 1). The affirmative vote of the holders of a majority of our Common Stock represented at the 2005 Stockholders’ Meeting at which a quorum is present is required for the ratification of the reappointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2005 (Proposal 2).
      Abstentions, Broker Non-votes, and Withheld Authority. Abstentions will be included in determining the number of shares of our Common Stock present at the 2005 Stockholders’ Meeting for the purpose of determining the presence of a quorum. Abstentions are treated as votes cast and thus will have the same effect as a vote against a proposal other than the election of directors.
      A broker non-vote occurs under stock exchange rules when a broker is not permitted to vote on a matter without instructions from the beneficial owner of the shares. Under the rules of the New York Stock Exchange (“NYSE”) in effect at the time this Proxy Statement was printed, if you hold your shares through a bank or broker, your broker is permitted to vote your shares on certain “routine” items even if they have not received instructions from you. The proposals being submitted for stockholder approval at the 2005 Stockholders’ Meeting are considered “routine” items on which your broker is permitted to vote in its discretion if no instruction is given by you.
      Where a stockholder withholds authority from his proxy to vote on a particular matter, the proxy may not vote such shares at the 2005 Stockholders’ Meeting. The withholding of a proxy’s authority will have no effect on the outcome of (i) the vote on the election of directors (Proposal 1), since directors are elected by a plurality of the votes cast at the meeting; or (ii) the vote on the ratification of the reappointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm (Proposal 2), since the ratification of the selection requires the affirmative vote of a majority of the shares of the Common Stock represented at the meeting.
      Thrift Plan Holdings. Shares of our Common Stock held through The Hanover Companies Retirement and Savings Plan (the “Hanover 401(k) Plan”) will be voted by the Trustee, AMVESCAP Retirement, Inc., as directed by the participants in the Hanover 401(k) Plan. If a participant does not provide specific voting instructions, the shares held by the participant will not be voted by the Plan Trustee and will not be considered present for purposes of establishing a quorum.
Proxies and Proxy Solicitation
      Proxies. Because many stockholders cannot attend the 2005 Stockholders’ Meeting in person, it is necessary that a large number of stockholders be represented by proxy. Voting can be conducted by the following three methods: (i) over the internet, (ii) by calling a toll-free telephone number, or (iii) by completing the enclosed proxy card and mailing it in the postage-paid envelope provided with this Proxy Statement. Please refer to your proxy card or the information forwarded by your bank, broker or other nominee to determine which options are available to you. The internet and telephone voting procedures are designed to authenticate stockholders by use of a control number and to allow you to confirm that your instructions have been properly recorded.
      You can revoke your proxy at any time before it is exercised in any of three ways: (i) by submitting written notice to the Corporate Secretary of the Company before the 2005 Stockholders’ Meeting that you have revoked your proxy; (ii) by timely delivery of a properly executed, later-dated proxy (including an internet or telephone proxy); or (iii) by voting in person at the 2005 Stockholders’ Meeting, provided you have a valid proxy to do so if you are not the stockholder of record. The Corporate Secretary may be contacted at the following address: Hanover Compressor Company, 12001 North Houston Rosslyn, Houston, Texas 77086, Attention: Corporate Secretary.

      All shares of our Common Stock represented by properly executed proxies (including internet or telephone proxies), and received by us prior to the 2005 Stockholders’ Meeting, will be voted at the meeting in accordance with the directions made in the proxies. If no directions are made in a proxy, the shares will be voted (i) FOR the election of each nominee for director named below under “NOMINEES FOR ELECTION AS DIRECTORS” (Proposal 1) and (ii) FOR the ratification of the reappointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm (Proposal 2).
      If any other matters are properly presented for consideration at the 2005 Stockholders’ Meeting, including, among other things, consideration of a motion to adjourn the meeting to another time or place in order to solicit additional proxies in favor of the recommendations of the Board of Directors, the persons named as proxies will have discretion to vote on those matters according to their best judgment to the same extent as the person delivering the proxy would be entitled to vote. As of the date of this Proxy Statement, we do not anticipate that any other matters will be properly presented for consideration at the 2005 Stockholders’ Meeting.
      Proxy Solicitation. We will pay the cost of soliciting proxies. Proxies are being solicited by mail and may be solicited by telephone, telegram, facsimile, or in person by our employees, who will not receive additional compensation for any such solicitation. We will also request brokers and other fiduciaries to forward proxy soliciting material to the beneficial owners of shares of our Common Stock that are held of record by such brokers and fiduciaries and will reimburse their reasonable out-of-pocket expenses.
Nominees for Election as Directors
      Information concerning the name, age, and background of the nominees for election to the Board of Directors is set forth below. Ages are stated as of April 6, 2005.
      I. Jon Brumley, 66, has served as a director of the Company since February 2002. Mr. Brumley is Chairman, Chief Executive Officer and director of Encore Acquisition Company, an independent energy company located in Fort Worth, Texas. Prior to founding Encore Acquisition Company in 1998, Mr. Brumley served as Chairman and Chief Executive Officer of MESA, Inc., which merged with Parker & Parsley in 1997 to become Pioneer Natural Resources Company. Mr. Brumley has spent over thirty years in the oil and gas industry, including having previously served as Chairman of XTO Energy Inc. (formerly Cross Timbers Oil Company) and Southland Royalty Company.
      Ted Collins, Jr., 66, has served as a director of the Company since April 1992. Mr. Collins has been a private investor, primarily energy related, since June 2000. From January 1988 to July 2000, he was President of Collins & Ware, Inc., an independent oil and gas company. From July 1982 through December 1987, Mr. Collins served as President of Enron Oil & Gas Co. Mr. Collins also serves on the Board of Directors of Encore Acquisition Company and Energy Transfer Partners, LLC.
      Margaret K. Dorman, 41, has served as a director of the Company since February 2004. Ms. Dorman is Senior Vice President, Chief Financial Officer and Treasurer of Smith International, Inc., a position she has held since 1999. While at Smith International, Ms. Dorman also served as Vice President, Controller and Assistant Treasurer from 1998 to 1999 and as Director of Financial Planning and Reporting from 1995 to 1998. Prior to joining Smith International, Ms. Dorman was Corporate Controller at Landmark Graphics Corporation from 1992 to 1995. Ms. Dorman began her career in 1985 as an auditor with Ernst & Young LLP.
      Robert R. Furgason, 69, has served as a director of the Company since May 1995. In January 2005, Dr. Furgason assumed the role of Director of the Harte Research Institute for Gulf of Mexico Studies at Texas A&M University — Corpus Christi after having served as the President of Texas A&M University — Corpus Christi since 1990. He was Vice Chancellor of Academic Affairs and Professor of Chemical Engineering at the University of Nebraska from 1984 to 1990 and previously held a series of faculty and administrative positions at various universities. Dr. Furgason is the former President of the

Accreditation Board for Engineering and Technology Board of Directors, serves on a number of other accreditation, policy and civic boards, and is a director of American Bank in Corpus Christi.
      Victor E. Grijalva, 66, has served as a director of the Company since February 2002 and Chairman of the Board since March 2002. From August 2 to August 19, 2002, Mr. Grijalva served as interim President and Chief Executive Officer of the Company. Mr. Grijalva began his career with Schlumberger in 1964 as a senior development engineer and, after a number of overseas assignments, served as President of Wireline and Testing in North America and Executive Vice President of Oilfield Services Worldwide before being appointed Vice Chairman of Schlumberger in 1998. Mr. Grijalva retired from Schlumberger on December 31, 2001. Mr. Grijalva is also a director of Transocean, Inc. and is an advisory director of Tenaris S.A.
      Gordon T. Hall, 46, has served as a director of the Company since March 2002. Prior to his election as a director, Mr. Hall was a Managing Director at Credit Suisse First Boston. While at Credit Suisse First Boston, Mr. Hall served as Senior Oil Field Services Analyst and Co-Head of the Global Energy Group. Mr. Hall joined the First Boston Corporation in 1987 as a technology analyst. Prior to joining First Boston Corporation, Mr. Hall was an engineer with Raytheon Corporation. Mr. Hall is also a director of Hydril Company, is a member of the Advisory Board for Legacy Partners Group LLC, and serves as a director of a privately held company and several non-profit organizations.
      John E. Jackson, 46, has been a director since July 2004 and has served as President and Chief Executive Officer of the Company since October 2004. Mr. Jackson joined the Company in February 2002 as Senior Vice President and Chief Financial Officer. Previously, Mr. Jackson was Vice President and Chief Financial Officer of Duke Energy Field Services, a joint venture of Duke Energy and ConocoPhillips (formerly Phillips Petroleum). Mr. Jackson joined Duke Energy Field Services as Vice President and Controller in April 1999 and was named Chief Financial Officer in February 2001. Prior to joining Duke Energy Field Services, Mr. Jackson served in a variety of treasury, controller and accounting positions at Union Pacific Resources between June 1981 and April 1999.
      Stephen M. Pazuk, 61, has served as a director of the Company since February 2004. Mr. Pazuk has served as Chief Financial Officer and Treasurer of Drive Thru Technology since 2000. He has also been involved in real estate development in Boston, Massachusetts and in venture capital investments since his retirement as Senior Vice President, Treasurer and Partner of Wellington Management Company, LLP in June 2000. Mr. Pazuk started his career with Wellington in 1968 and held various positions during his tenure, including Treasurer of Wellington Trust Company NA and President of Wellington Sales Company. He worked as a senior tax professional with Price Waterhouse & Co. from 1965 to 1968. Mr. Pazuk currently serves on the board of several privately-held companies.
      Alvin V. Shoemaker, 66, has served as a director of the Company since May 1991. Mr. Shoemaker has been a private investor since his retirement as Chairman of the Board of the First Boston Corporation and First Boston, Inc. in January 1989, a position he assumed in 1983. Mr. Shoemaker is also a director of Wynn Resorts, Huntsman Corporation and certain privately held companies.
INFORMATION REGARDING CORPORATE GOVERNANCE,
THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD
Governance
      The Company’s directors are elected at each annual meeting of stockholders to serve until the next annual meeting of the Company or until their respective successors are duly elected and qualified. The Board of Directors (the “Board”) has designated an Audit Committee, a Finance Committee, a Nominating and Corporate Governance Committee, and a Management Development and Compensation Committee to assist in the discharge of the Board’s responsibilities. Members of each committee are elected by the Board at its first meeting following the annual meeting of stockholders and serve for one-

year terms. The Board and the committees of the Board are governed by the Company’s Code of Ethics, Governance Principles and Committee Charters, which are reviewed by the Board annually and are available to the public on our web site at www.hanover-co.com or in print by submitting a written request to Hanover Compressor Company, 12001 North Houston Rosslyn, Houston, Texas 77086, Attention: Corporate Secretary.
Independence
      The Board annually evaluates the independence and financial expertise of the members of the Board and has determined that all directors are independent with the exception of Mr. Jackson, who serves as President and Chief Executive Officer of the Company. The Board’s determination relating to the independence and financial expertise of its members is based on applicable laws, regulations, the Company’s Governance Principles, the rules of the New York Stock Exchange and a review of any direct or indirect relationships between each director or his or her immediate family and the Company.
Lead Independent Director and Executive Sessions of the Board
      Victor Grijalva, Chairman of the Board, has been designated as the Company’s lead independent director and presides over the executive sessions of the Board, which are attended by non-management board members only and are held at every regularly scheduled Board meeting (typically, five per year). Mr. Grijalva will retire as Chairman of the Board and lead independent director following the 2005 Stockholders’ Meeting, but has agreed to stand for re-election to the Board. Gordon Hall has been selected to stand for election as Chairman of the Board and lead independent director at the Board of Directors meeting following the 2005 Stockholders’ Meeting.
Communication with the Board
      Stockholders may communicate with the Board or any individual member of the Board by writing to us at the following address: Hanover Compressor Company, 12001 North Houston Rosslyn, Houston, Texas 77086, Attention: Corporate Secretary. All written inquiries will be immediately forwarded to the Chairman of the Board.
Committees

Audit Committee
      During 2004, the Audit Committee was comprised of Jon Brumley (Chairman), Margaret Dorman (who was appointed to the Committee in May 2004), Gordon Hall and Alvin Shoemaker, each of whom the Board determined to be independent, possessed the requisite financial literacy to serve on the committee, and did not serve on the audit committee of more than two publicly regulated companies. Based on Ms. Dorman’s position as Chief Financial Officer of Smith International, the Board determined that Ms. Dorman qualifies as an “audit committee financial expert” as that term is defined by the Securities and Exchange Commission. A Report of the Audit Committee is included in this Proxy Statement at page 17.
      The Audit Committee has been appointed by the Board to help ensure the accuracy and completeness of our financial statements; to evaluate the independence, qualifications and performance of our independent registered public accounting firm, including the approval of audit and permitted non-audit services (including fees) performed by the independent auditors; and to review with management Hanover’s plan to evaluate the effectiveness of our internal control over financial reporting, our internal audit function and our disclosure controls and procedures.

Finance Committee
      The current members of the Finance Committee are Gordon Hall (Co-Chair), Alvin Shoemaker (Co-Chair), Ted Collins, and Stephen Pazuk (with Messrs. Collins and Pazuk joining the Committee in

May 2004). Through May 2004, the Finance Committee was comprised of Gordon Hall (Co-Chair) and Alvin Shoemaker (Co-Chair).
      In general, the Finance Committee has been charged with the responsibility to assist the Board in its oversight of debt and equity offerings, dividend policy, capital management, foreign currency management and other financial matters.

Nominating and Corporate Governance Committee
      The current members of the Nominating and Corporate Governance Committee (the “Governance Committee”) are Victor Grijalva (Chairman), Ted Collins, Margaret Dorman (who was appointed to the Committee in May 2004) and Robert Furgason, each of whom the Board has determined to be independent.
      In general, the Governance Committee has been appointed by the Board to identify qualified individuals to become Board members, determine whether existing Board members should be nominated for re-election, review the composition and compensation of the Board and its committees, and review and implement the Company’s Governance Principles.

Management Development and Compensation Committee
      The Management Development and Compensation Committee (the “Compensation Committee”) is comprised of Robert Furgason (Chairman), Jon Brumley, Victor Grijalva and Stephen Pazuk (who was appointed to the Committee in May 2004), each of whom the Board has determined to be independent. Ted Collins served on the Compensation Committee through May 2004.
      In general, the Compensation Committee has been appointed by the Board to assist in the selection, development and retention of executive talent and to oversee the creation and implementation of the Company’s compensation philosophy and strategy. A Report of the Compensation Committee is included in this Proxy Statement at page 19.
Attendance at Meetings
      We expect members of the Board to attend all meetings. During fiscal year 2004, the Board took action by unanimous written consent on three occasions and met an additional seven times; the Audit Committee met seven times; the Compensation Committee met six times; the Finance Committee met four times; and the Governance Committee met three times. The directors (as a group) attended 98% of the aggregate number of meetings of the Board and Board committees on which they served during 2004. All directors individually attended at least 91% of the aggregate number of meetings of the Board and Board committees on which they served during 2004. Directors are also encouraged to attend the annual meeting of stockholders, although such attendance is mandatory only for the Chairman of the Board. All directors attended the Annual Stockholders’ Meeting held on May 20, 2004.
Compensation of Directors
      For fiscal year 2004, the Governance Committee recommended and the Board approved remuneration for members of the Board that was composed of cash, restricted stock and stock options. The directors (other than Victor Grijalva and John Jackson) receive a cash retainer in the annual amount of $30,000 (payable in four equal quarterly installments) plus the reimbursement of expenses incurred for attendance at the meetings of the Board and its committees. The chairman of the Audit Committee also receives an annual retainer of $10,000 (payable in four equal quarterly installments) and the chairmen of the Compensation and Finance Committees each receive an annual retainer of $5,000 (payable in four equal quarterly installments). Directors also receive $1,000 per in person meeting attended, subject to a maximum payment of $1,000 per day. In addition, directors receive $1,000 per telephone meeting attended if such meeting has a duration exceeding one hour. On July 21, 2004, each director (other than Victor Grijalva and John Jackson) was granted 5,000 shares of restricted stock as well as non-qualified options to purchase 6,000 shares of Common Stock at a price of $11.39 per share, the closing market price on the grant date. Such restricted stock and stock options vest 33% per year beginning on the first anniversary of the grant date (subject to accelerated vesting upon a change of control of the Company). Directors are required to retain their restricted stock (except for sales to provide for the payment of taxes due upon vesting) until their service as a director concludes.
      In lieu of the amounts paid to directors described above, Victor Grijalva receives $150,000 per year (payable in four equal quarterly installments) as a fee for his services as Chairman of the Board. In addition, on July 21, 2004, Mr. Grijalva was granted 8,000 shares of restricted stock as well as non-qualified options to purchase 8,000 shares of Common Stock at a price of $11.39 per share, the closing market price on the grant date. The restricted stock and options vest 33% per year beginning on the first anniversary of the grant date (subject to accelerated vesting upon a change of control of the Company). Mr. Grijalva did not receive a retainer for his service as Chairman of the Nominating and Governance Committee nor did he receive meeting fees.
      John Jackson receives compensation for his services as an executive officer of the Company. Mr. Jackson does not receive additional compensation for his services as a director of the Company.
Director Qualifications and Nominations
      Stockholders may propose director nominees to the Governance Committee (for consideration for election at the 2006 Annual Meeting of Stockholders) by submitting, within the time frame set forth in this Proxy Statement on page 26, the names and supporting information (including confirmation of the nominee’s willingness to serve as a director) to: Hanover Compressor Company, 12001 North Houston Rosslyn, Houston, Texas 77086; Attention: Corporate Secretary. Any stockholder-recommended nominee will be evaluated in the context of our director qualification standards, the existing size and composition of the Board and Board balance interests. The Governance Committee believes that all Board members should, at a minimum, possess the following qualifications: (i) the highest personal and professional ethics and integrity and outstanding judgment, skill and expertise in matters relevant to our business; (ii) competence in areas of particular importance to us such as finance, accounting, international business, and relevant technical expertise; (iii) a commitment to enhancing the long-term interests of our stockholders as a whole and not biased toward the interests of any particular segment of the stockholder or employee population; and (iv) the willingness to devote sufficient time to carrying out their duties and responsibilities effectively. Board members should also be prepared to travel to personally attend meetings of the Board and its committees and should be ready to dedicate sufficient time to prepare in advance of such meetings to allow them to make an effective contribution to the meeting. Further, Board members should ensure that they are not otherwise committed to other activities which would make a commitment to Hanover’s Board impractical or unadvisable and should satisfy the independence, qualification and composition requirements of the Board and its committees, as required by law or the rules of the NYSE, our certificate of incorporation and bylaws and our Corporate Governance Principles.
Compensation Committee Interlocks and Insider Participation
      The members of the Compensation Committee of the Board of Directors during the last completed fiscal year were Robert Furgason, (Chairman), Jon Brumley, Victor Grijalva, Stephen Pazuk (who was appointed to the Committee in May 2004) and Ted Collins (who served on the Committee from January through May). There are no matters relating to interlocks or insider participation that we are required to report.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
      The following table sets forth, as of April 6, 2005, the beneficial ownership of our Common Stock by (i) each person who is known by us to beneficially own more than 5% of the outstanding Common Stock (“5% Stockholders”), (ii) each of our directors, (iii) each of our executive officers named in the Summary Compensation Table appearing on page 11 of this Proxy Statement, and (iv) all of our current directors and executive officers as a group. Unless otherwise noted in the footnotes to the table, the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them. As of April 6, 2005, 87,035,443 shares of our Common Stock were issued and outstanding. Information on the 5% Stockholders is based upon statements that have been filed with the Securities and Exchange Commission (the “SEC”) pursuant to Section 13(d) or Section 13(g) under the Securities Exchange Act of 1934 or other information provided to the Company.

	Number of Shares		Approximate
Name	Beneficially Owned		Percent of Class

Eastbourne Capital Management, L.L.C. and Richard J. Barry	5,312,200	(1)	6.1%
1101 Fifth Avenue, Suite 160 San Rafael, California 94901
Dimensional Fund Advisors Inc.	5,640,055	(2)	6.5%
1299 Ocean Avenue, 11th Floor Santa Monica, California 90401
Schlumberger Limited	8,707,693	(3)	10.0%
153 East 53rd Street, 57th Floor New York, New York 10022
Shapiro Capital Management Company, Inc.	6,682,707	(4)	7.7%
3060 Peachtree Road, Suite 1555 N.W. Atlanta, Georgia 30305
T. Rowe Price Associates, Inc.	4,743,700	(5)	5.5%
100 East Pratt Street Baltimore, Maryland 21202
I. Jon Brumley	45,638	(6)(7)	*
Ted Collins, Jr.	355,269	(6)(7)(8)	*
Margaret K. Dorman	10,000	(6)(7)	*
Robert R. Furgason	28,638	(6)(7)(9)	*
Victor E. Grijalva	178,000	(6)(7)	*
Gordon T. Hall	66,238	(6)(7)	*
Stephen M. Pazuk	10,000	(6)(7)	*
Alvin V. Shoemaker	327,594	(6)(7)(10)	*
Chad C. Deaton	29,904	(6)	*
John E. Jackson	355,241	(6)(11)(12)	*
Maxwell C. McDonald	556,619	(6)(11)(12)	*
Steven W. Muck	38,168	(6)(11)(12)	*
Hilary S. Ware	56,089	(6)(11)(12)	*
Gary M. Wilson	38,567	(6)(11)(12)	*
All directors and executive officers as a group (17 persons)	2,204,534	(13)	2.5%

*	Less than one percent

(1)	Eastbourne Capital Management and Mr. Barry each disclaim beneficial ownership of these shares except to the extent of their respective pecuniary interest therein. Eastbourne and Mr. Barry are filing jointly as a group, but disclaim membership in a group, within the meaning of Rule 13d-5(b) under the Securities Exchange Act of 1934, as amended. Eastbourne Capital Management and

Mr. Barry share voting and investment power with respect to all shares shown as beneficially owned by them.

(2)	Dimensional Fund Advisors Inc. (“Dimensional”), an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are the “Funds.” In its role as investment advisor or manager, Dimensional possesses investment and/or voting power over the securities of the Company that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of the Company held by the Funds. However, all securities reported in the table above are owned by the Funds. Dimensional disclaims beneficial ownership of such securities.

(3)	Includes (i) 6,911,231 shares of the Common Stock owned by Schlumberger Technology Corporation, (ii) 1,430,304 shares of the Common Stock owned by Schlumberger Surenco, S.A., and (iii) 366,158 shares of the Common Stock owned by Schlumberger Oilfield Holdings, Limited. Schlumberger Limited, as the direct or indirect owner of all these entities, may be deemed to beneficially own all 8,707,693 shares of Common Stock listed above.

(4)	Shapiro Capital Management Company, Inc. is a registered investment adviser under the Investment Advisers Act of 1940. One or more of its advisory clients is the legal owner of the shares reported in the table. Pursuant to the investment advisory agreements with its clients, Shapiro Capital Management has the authority to dispose of the Company’s Common Stock. Some of its clients have the right to receive dividends from the securities that Shapiro Capital Management manages; however, no client has an interest relating to more than 5% of the Company’s Common Stock. Samuel R. Shapiro is president, director and majority stockholder of Shapiro Capital Management Company, Inc. By virtue of his relationship with Shapiro Capital Management, he exercises dispositive power over the 6,552,707 shares held by Shapiro Capital Management. Mr. Shapiro, therefore, may be deemed to have indirect beneficial ownership of the 6,552,707 shares held by Shapiro Capital Management. He has no interest in dividends or proceeds from the sale of such shares, owns no such securities for his own account, and disclaims beneficial ownership of all the shares reported by Shapiro Capital Management. Mr. Shapiro may also be deemed the beneficial owner of 130,000 shares of our Common Stock owned by his wife.

(5)	T. Rowe Price Associates, Inc. does not serve as custodian of the assets of any of its clients; accordingly, in each instance only the client or the client’s custodian or trustee bank has the right to receive dividends paid with respect to, and proceeds from the sale of, such securities. The ultimate power to direct the receipt of dividends paid with respect to, and the proceeds from the sale of, such securities, is vested in the individual and institutional clients, which T. Rowe Price Associates serves as investment adviser. Any and all discretionary authority that has been delegated to T. Rowe Price Associates may be revoked in whole or in part at any time. Not more than 5% of the class of such securities is owned by any one client subject to the investment advice of T. Rowe Price Associates. With respect to securities owned by any one of the registered investment companies sponsored by T. Rowe Price Associates, only State Street Bank and Trust Company, as custodian for each of such Funds, has the right to receive dividends paid with respect to, and proceeds from the sale of, such securities. No other person is known to have such right, except that the shareholders of each such Fund participate proportionately in any dividends and distributions so paid.

(6)	Includes

(A)	shares that can be acquired immediately or within 60 days of April 6, 2005, through the exercise of stock options or warrants (where indicated) held by the following: Mr. Brumley (5,638), Mr. Collins (5,638 stock options and 2,095 stock warrants), Ms. Dorman (1,000), Dr. Furgason (5,638), Mr. Grijalva (102,000), Mr. Hall (5,638), Mr. Pazuk (1,000), Mr. Shoemaker (5,638), Mr. Jackson (129,477), Mr. McDonald, (243,683), Mr. Muck (10,980), Ms. Ware (7,978), and Mr. Wilson (2,811);

(B)	shares held in brokerage accounts as follows: Mr. Brumley (1,000), Mr. Collins (1,000), Ms. Dorman (1,000), Dr. Furgason (1,000), Mr. Grijalva (2,000), Mr. Hall (1,000), Mr. Pazuk (1,000), Mr. Shoemaker (1,000), Mr. Deaton (29,904), Mr. Jackson (7,147), Mr. McDonald (3,398), Mr. Muck (2,493) and Ms. Ware (2,246); and

(C)	shares held in the Hanover 401(k) Plan as of December 31, 2004, as follows: Mr. Jackson (149), Mr. McDonald (260), Mr. Muck (116).

(7)	Includes shares of restricted stock (over which the holder has voting power, but not dispositive power) that

(A)	vest over a three-year period at the rate of 33% per year beginning on July 21, 2005, the first anniversary of the grant date, as follows: Mr. Brumley (5,000), Mr. Collins (5,000), Ms. Dorman (5,000), Dr. Furgason (5,000), Mr. Grijalva (8,000), Mr. Hall (5,000), Mr. Pazuk (5,000), and Mr. Shoemaker (5,000);

(B)	vest over a three-year period at the rate of 33% per year, beginning on July 16, 2005, the anniversary of the grate date, as follows: Mr. Brumley (3,000), Mr. Collins (3,000), Dr. Furgason (3,000), Mr. Grijalva (6,000) Mr. Hall (3,000), and Mr. Shoemaker (3,000); and

(C)	vest over a three-year period at the rate of 33% per year beginning on February 3, 2006 as follows: Ms. Dorman (3,000) and Mr. Pazuk (3,000).

(8)	Includes 6,000 shares held in trust for the benefit of Mr. Collins’ two children; Mr. Collins is the trustee of such trust but disclaims beneficial ownership of such shares.

(9)	Includes 400 shares owned by Dr. Furgason’s wife. Dr. Furgason disclaims beneficial ownership of these shares.

(10)	Includes 10,292 shares held by Shoemaker Family Partners L.P. and 10,000 shares held by the Shoemaker 1998 Descendents Trust, both of which Mr. Shoemaker is associated and may be deemed a beneficial owner.

(11)	Includes shares of performance-based restricted stock, all or a portion of which will vest on September 28, 2007 (subject to the achievement of pre-determined performance objectives) as follows: Mr. Jackson (26,125), Mr. McDonald (9,375), Mr. Muck (10,000), Ms. Ware (10,625) and Mr. Wilson (15,000).

(12)	Includes shares of restricted stock (over which the holder has voting power and, once vested, dispositive power) that

(A)	vest over a three-year period at the rate of 33% per year beginning on July 16, 2005, as follows: Mr. Jackson (21,443), Mr. McDonald (8,257), Mr. Muck (6,127) and Ms. Ware (6,740);

(B)	vest over a three-year period at the rate of 33% per year beginning on July 21, 2005, as follows: Mr. Jackson (70,900), Mr. McDonald (27,500), Mr. Muck (8,000), Ms. Ware (28,500) and Mr. Wilson (12,000);

(C)	vest over a four-year period at the rate of 25% per year beginning on October 5, 2005, the anniversary of the grant date, as follow: Mr. Jackson (100,000);

(D)	vest over a two-year period at the rate of 50% per year beginning on April 22, 2005, as follows: Mr. McDonald (646) and Mr. Muck (452); and

(E)	vest over a four-year period at the rate of 25% per year beginning on May 20, 2005, the anniversary of the grant date, as follows: Mr. Wilson (8,756).

(13)	Includes the share ownership of all current officers and directors as reflected above in the table.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and persons who beneficially own more than 10% of our Common Stock to file reports with the SEC and the Company disclosing their initial beneficial ownership of Common Stock and changes in such ownership. Based upon a review of such reports furnished to us and certifications from our directors and executive officers, we believe that during 2004, all of our directors, executive officers and beneficial owners of more than 10% of our Common Stock complied with all Section 16(a) filing requirements applicable to them.
INFORMATION REGARDING EXECUTIVE COMPENSATION
Summary of Cash and Certain Other Compensation
      The following table sets forth certain information with respect to compensation paid by the Company during the past three fiscal years to all persons who held the position of Chief Executive Officer and our four other most highly compensated executive officers during 2004 (collectively, the “Named Executive Officers”).
SUMMARY COMPENSATION TABLE

					Long Term Compensation

		Annual Compensation				Securities
					Restricted	Underlying
				Other Annual	Stock	Options	All Other
Name and Principal Position	Year	Salary	Bonus(1)	Compensation	Awards(1)	(# of Shares)	Compensation

John E. Jackson(2)	2004	$351,097	$303,400	—	$2,469,115	—	$32,999
President and Chief	2003	$304,615	$263,493	$26,595	$326,784	37,910	$118,359
Executive Officer	2002	$281,538	$240,329	$38,245	—	140,000	$211,742
Chad C. Deaton(3)	2004	$495,810	—	—	$2,856,043	—	$6,938
Former President and Chief	2003	$540,000	$447,660	—	$676,873	80,781	$7,966
Executive Officer	2002	$197,308	$172,125	—	—	200,000	$309
Gary M. Wilson(4)	2004	$169,243	$158,000	—	$398,417	11,244	$55,572
Senior Vice President,
General Counsel, and
Secretary
Maxwell C. McDonald(5)	2004	$200,020	$56,500	$13,425	$420,006	—	$110,335
Vice President—	2003	$187,019	$50,869	$12,229	$125,833	6,835	$15,269
U.S. Operations	2002	$178,365	$105,000	$13,244	$24,509	12,222	$1,652
Steven W. Muck(6)	2004	$182,521	$58,000	—	$205,020	—	$11,191
Vice President—	2003	$175,000	$53,480	—	$93,372	10,831	$59,767
International Operations	2002	$134,465	$52,500	—	$17,130	15,456	$1,652
Hilary S. Ware(7)	2004	$200,020	$64,500	—	$445,634	—	$6,102
Vice President —	2003	$181,923	$61,126	—	$102,710	11,914	$3,337
Human Resources	2002	$18,846	—	—	—	10,000	$42

(1)	Annual bonus amounts represent amounts earned and accrued during 2004, 2003, and 2002, but paid subsequent to the end of the year. The table provides the value of restricted stock awards on the date of grant. Following is the number and value of the aggregate restricted stock holdings at December 31, 2004, for each of the Named Executive Officers: Mr. Jackson (218,468 shares valued at $3,086,953, Mr. Wilson (35,756 shares valued at $505,232), Mr. McDonald (45,778 shares valued at $646,843), Mr. Muck (24,579 shares valued at $347,301), Ms. Ware (45,865 shares valued at $648,072); Mr. Deaton’s unvested restricted shares were forfeited upon his termination of employment on October 25, 2004. If the Company declares a dividend on shares of the Common Stock, holders of restricted stock will be entitled to receive such dividends whether or not such shares of restricted stock have vested. Holders of restricted stock have voting power and, once vested, dispositive power with respect to such shares. A portion of the restricted stock awards granted in 2004 vest 33% per year beginning on the first anniversary of the grant date. The remainder of the restricted stock reported in this table is performance-based, all or a portion of which will vest on September 28, 2007, subject to the achievement of pre-determined performance objectives. For specific information on vesting of restricted stock awards, including performance-based restricted stock, see the footnotes to “SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT beginning on page 8.”

(2)	The amount set forth under “All Other Compensation” for 2004 includes (i) $6,500 Company match in his account in the Hanover 401(k) Plan (subject to vesting requirements applicable to all participants), (ii) premiums paid by Hanover for group term life and accidental death and disability insurance in the amount of $526, (iii) relocation expenses in the amount of $12,877, and (iv) third party moving expenses in the amount of $13,096.

(3)	Mr. Deaton terminated his employment with the Company effective October 25, 2004, at which time 295,165 shares of unvested restricted stock awards and 160,586 unvested stock options reported in this table were forfeited. The amount set forth under “All Other Compensation” for 2004 includes (i) $6,500 Company match in his account in the Hanover 401(k) Plan (subject to vesting requirements applicable to all participants) and (ii) the premiums paid by Hanover for group term life and accidental death and disability insurance in the amount of $438.

(4)	Mr. Wilson joined Hanover in May 2004. The bonus amount of $158,000 includes a signing bonus of $50,000 and a performance bonus of $108,000 for 2004. The amount set forth under “All Other Compensation” for 2004 includes (i) premiums paid by Hanover for group term life and accidental death and disability in the amount of $307, (ii) reimbursement of round trip air travel from U.K. for for him and his family to meet housing and family immigration requirements in the amount of $5,947, (iii) relocation expenses in the amount of $10,000, (iv) third party moving expenses in the amount of $3,521, (v) reimbursement of children’s tuition expense in the amount of $22,194 and (vi) personal travel reimbursement in the amount of $13,603.

(5)	The amount set forth under “Other Annual Compensation” for 2004 includes a company car and related expenses. The amount set forth under “All Other Compensation” for 2004 includes (i) $4,914 Company match in his account in the Hanover 401(k) Plan (subject to vesting requirements applicable to all participants), (ii) premiums paid by Hanover for group term life and accidental death and disability insurance in the amount of $526, (iii) relocation expenses in the amount of $83,173 and (iv) third party moving expenses in the amount of $21,722.

(6)	The amount set forth under “All Other Compensation” for 2004 includes (i) $5,576 Company match in his account in the Hanover 401(k) Plan (subject to vesting requirements applicable to all participants), (ii) premiums paid by Hanover for group term life and accidental death and disability insurance in the amount of $526 and (iii) relocation expenses in the amount of $5,089.

(7)	Ms. Ware joined Hanover in November 2002. The amount set forth under “All Other Compensation” for 2004 includes (i) $5,598 Company match in her account in the Hanover 401(k) Plan (subject to vesting requirements applicable to all participants), and (ii) premiums paid by Hanover for group term life and accidental death and disability insurance in the amount of $504.

Option Holdings
      The following table includes information on grants of stock options by the Company during fiscal year 2004 to the Named Executive Officers. We have not granted stock appreciation rights to any Named Executive Officer.
STOCK OPTIONS GRANTED IN 2004

Potential Realizable Value
at Assumed Annual Rates
of Stock Price Appreciation
	Individual Grants				for Option Term

	Number of	% of Total
	Securities	Options	Exercise
	Underlying	Granted To	or Base
	Options	Employees in	Price
Name	Granted(#)(1)	Fiscal Year	($/Sh)	Expiration Date	5%($)	10%($)

Gary M. Wilson	11,244	57.7%	$10.38	May 20, 2014	$73,400	$186,010

(1)	These grants consist of non-qualified options to acquire shares of Common Stock, which vest 25% per year beginning on the first anniversary of the grant date and are subject to accelerated vesting upon a change of control of the Company.
      The following table includes information concerning the stock options exercised by the Named Executive Officers during fiscal year 2004 and the aggregate unexercised options held by the Named Executive Officers as of December 31, 2004.
AGGREGATED OPTION EXERCISES AND 2004 YEAR-END OPTION VALUES

			Number of Shares
			Underlying Unexercised		Value of Unexercised
			Options at		In-the-Money Options at
	Shares		December 31, 2004		December 31, 2004(1)
	Acquired on	Value
Name	Exercise(#)	Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Chad C. Deaton	120,195	$352,309	—	—	$—	$—
Gary M. Wilson	—	—	—	11,244	$—	$42,165
John E. Jackson	—	—	96,143	81,767	$116,988	$165,669
Maxwell C. McDonald	—	—	240,016	13,683	$2,114,970	$13,843
Steven W. Muck	—	—	9,343	16,944	$26,959	$41,585
Hilary S. Ware	—	—	7,978	13,936	$28,191	$44,277

(1)	The value is based upon $14.13 per share, the closing price of the Common Stock on the NYSE on December 31, 2004, less the exercise price.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
      In connection with the restatements of our financial statements announced in 2002, certain of our directors and former officers were named as defendants in certain consolidated derivative, class action and ERISA lawsuits (the “Securities Litigation”) and were involved with an investigation conducted by the Staff of the SEC.
      On February 9, 2004, the United States District Court for the Southern District of Texas entered three Orders and Final Judgments, approving a settlement on the terms agreed upon in the Stipulation of Settlement with respect to the Securities Litigation (the “Settlement”). The court also entered an Order and Final Judgment approving the plans of allocation with respect to each action, as well as an Order and Final Judgment approving the schedule of attorneys’ fees for counsel for the settling plaintiffs. The time in which these Orders and Final Judgments may be appealed expired on March 10, 2004 without any appeal being lodged. The Settlement has therefore become final and is being implemented according to its terms. The terms of the Settlement provided for us to contribute the following to a settlement fund (“the Settlement Fund”): (1) a cash payment of approximately $30 million (of which $26.7 million was funded by payments from Hanover’s directors and officers insurance carriers), (2) 2.5 million shares of our Common Stock, and (3) a contingent note with a principal amount of $6.7 million. During the third quarter of 2004, the contingent note was extinguished under the terms of the note (with no money owing under it) since our Common Stock traded above the average price of $12.25 per share for 15 consecutive trading days.
      With respect to the SEC investigation, in December 2003, we entered into a settlement with the SEC, concluding the SEC investigation into the transactions underlying, and other matters relating to, the restatement of Hanover’s financial statements for fiscal years 1999, 2000 and 2001. Without admitting or denying any of the SEC’s findings, we consented to the entry of a cease and desist order requiring future compliance with certain periodic reporting, record keeping and internal control provisions of the securities laws. The settlement did not impose any monetary penalty on the Company and required no additional restatements of our historical financial statements.
      In connection with these proceedings, we advanced expenses on behalf of indemnified officers and directors of approximately $0.1 million during 2004.
Transactions with GKH Entities
      Hanover and GKH Investments, L.P. and GKH Private Limited (collectively “GKH”), were parties to a stockholders agreement that provided, among other things, for GKH’s rights of visitation and inspection and our obligation to provide Rule 144A information to prospective transferees of the Common Stock.
      On December 3, 2002, GKH made a partial distribution of 10.0 million shares out of a total of 18.3 million shares of our Common Stock held by GKH to its limited and general partners. In addition, we received a letter on March 11, 2004 from the administrative trustee of the GKH Liquidating Trust indicating it and one of its affiliates had decided to distribute 5.8 million shares of the remaining 8.3 million shares of Hanover Common Stock owned by the GKH Liquidating Trust (formerly held by GKH) and its affiliate to the relevant beneficiaries. In April 2004, GKH contributed the remaining 2.5 million shares of our Common Stock held by GKH to the Settlement Fund referenced above.
Transactions with Schlumberger Entities
      In August 2001, we purchased Production Operators Corporation (“POC”) from the Schlumberger Companies (as defined below). Schlumberger Limited (Schlumberger Limited and the Schlumberger Companies, collectively are referred to as “Schlumberger”) owns, directly or indirectly, all of the equity of the Schlumberger Companies. Pursuant to the Lock-Up, Standstill and Registration Rights Agreement, dated as of August 31, 2001 (the “Schlumberger Rights Agreement”), between Schlumberger Technology Company, Camco International Inc., Schlumberger Surenco, S.A., Schlumberger Oilfield Holdings Limited, Operational Services, Inc. (collectively, the “Schlumberger Companies”) and Hanover, we granted to each of the Schlumberger Companies certain registration rights in connection with shares of Common Stock received by the Schlumberger Companies as consideration in the POC acquisition (the “Hanover Stock”). The registration rights granted to the Schlumberger Companies include (i) the right, subject to certain restrictions, to register the Hanover Stock in any registration of securities initiated by us within the period of time beginning on the third anniversary of the date of the Schlumberger Rights Agreement and ending on the tenth anniversary of the date of the Schlumberger Rights Agreement (such period of time, the “Registration Period”), and (ii) the right, subject to certain restrictions, to demand up to five registrations of the Hanover Stock within the Registration Period. We are required to pay all registration expenses in connection with registrations of Hanover Stock pursuant to the Schlumberger Rights Agreement. For a period of three years from the date of the Schlumberger Rights Agreement, the Schlumberger Companies were prohibited from, directly or indirectly, selling or contracting to sell any of the Hanover Stock. The Schlumberger Rights Agreement also provided that during such three-year period, none of the Schlumberger Companies could, without our written consent, (i) acquire or propose to acquire, directly or indirectly, greater than twenty-five percent (25%) of the shares of Common Stock, (ii) make any public announcement with respect to, or submit a proposal for, any extraordinary transaction involving Hanover, (iii) form or join in any group with respect to the matters set forth in (i) above, or (iv) enter into discussions or arrangements with any third party with respect to the matters set forth in (i) above.
      Schlumberger has the right under the POC purchase agreement, so long as Schlumberger owns at least 5% of our Common Stock and subject to certain restrictions, to nominate one representative to serve on our Board of Directors. Schlumberger currently has no representative who serves on our Board of Directors.
      In August 2001, we entered into a five-year strategic alliance with Schlumberger intended to result in the active support of Schlumberger in fulfilling certain of our business objectives. The principal components of the strategic alliance include (1) establishing Hanover as Schlumberger’s most favored supplier of compression, natural gas treatment and gas processing equipment worldwide, (2) Schlumberger’s coordination and cooperation in further developing Hanover’s international business by placing Hanover personnel in Schlumberger’s offices in six top international markets, and (3) providing Hanover with access to consulting advice and technical assistance in enhancing its field automation capabilities. For the year ended December 31, 2004, Hanover made purchases of equipment and services of approximately $0.5 million from Schlumberger.
Transaction Involving Director
      Ted Collins, Jr., a director of the Company, owns 100% of Azalea Partners, which owns approximately 14% of Energy Transfer Group, LLC (“ETG”). For the year ended December 31, 2004, we recorded sales of approximately $0.2 million related to equipment leases and parts sales to ETG. In addition, Hanover and ETG are co-owners of a power generation facility in Venezuela. Under the agreement of co-ownership, each party is responsible for its obligations as a co-owner. In addition, Hanover is the designated manager of the facility. As manager, Hanover received revenues related to the facility and distributed to ETG its net share of the operating cash flow in the amount of $0.8 million during 2004.
Employment Arrangements with Management
      John E. Jackson. The Board authorized the Company to enter into an agreement dated October 5, 2004, that provides that if we terminate Mr. Jackson, who serves as President and Chief Executive Officer, within 12 months after a change of control occurs, or during that period Mr. Jackson terminates his employment for good reason, Mr. Jackson would be entitled to a severance payment equal to three times the sum of his annual base salary and target bonus, and we would accelerate the vesting of all long-term incentives as well as the Company match in the Hanover 401(k) Plan. If we terminate Mr. Jackson without cause at any time other than the 12 months following a change of control, Mr. Jackson would be entitled to a severance payment equal to his annual base salary. In either of these circumstances, the agreement provides that the Company would reimburse Mr. Jackson for his health insurance premiums for a period of up to eighteen months. If we terminate Mr. Jackson with cause, or Mr. Jackson terminates his employment without good reason, we are not obligated to make any severance payments to Mr. Jackson.
      Gary M. Wilson. The Board of Directors authorized the Company to enter into an agreement dated April 9, 2004, that in addition to an initial base salary of $275,000, provided a $50,000 sign on bonus, a $10,000 relocation payment, tax preparation services for one year, and a target bonus of up to 50% of Mr. Wilson’s eligible earnings. The agreement also provided for an initial award of 8,756 shares of restricted stock and non-qualified stock options to purchase 11,244 shares of the Company’s Common Stock. The restricted stock and stock options will vest at 25% per year beginning on the first anniversary of the grant date, May 20, 2004 (subject to accelerated vesting in the event of a change of control). The stock options were priced at $10.38, the closing price on the date of grant. In addition, the agreement provides for a two-year education allowance for Mr. Wilson’s children of $40,000 per annum for two years followed by $20,000 per annum for two years, grossed up to a maximum tax rate of approximately 33% (subject to annual review) and an allowance for Mr. Wilson’s family to travel at Full Economy Return Rates between the United Kingdom and the United States. Mr. Wilson’s agreement also provides that upon a change of control, Mr. Wilson would be eligible for a payment equal to one and one half times the sum of his base salary and target bonus, accelerated vesting of all long term incentives and accelerated vesting of the Company’s match under the Hanover 401(k) Plan.
      Hilary S. Ware. On January 13, 2004, the Board of Directors adopted a resolution approving change of control protection for several executives, including Ms. Ware. The resolution provides that Ms. Ware is eligible for a change of control payment of one times the sum of her base salary and target bonus. No formal agreement documenting such arrangement had been entered into with Ms. Ware as of April 6, 2005. Additionally, at the same time the Board approved change in control protection to all employees to provide accelerated vesting of all long-term incentives and vesting of the Company’s match under the Hanover 401(k) Plan. Ms. Ware would benefit from such resolution in the event of a change in control of Hanover.

REPORT OF THE AUDIT COMMITTEE
      The following is the report of the Audit Committee for the year ended December 31, 2004. The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates it by reference in such filing.
      The Audit Committee is comprised of four directors who are “independent” as such term is defined under applicable laws, regulations, the Company’s Governance Principles and by the rules of the New York Stock Exchange. The Audit Committee operates under a written charter, which was most recently updated and approved by the Board in March 2004. The Audit Committee charter is available to the public as indicated on page 5.
      Management has primary responsibility for the Company’s financial statements and the overall financial reporting process, including the Company’s system of internal control over financial reporting. In March 2004, the Audit Committee approved the selection of Deloitte & Touche LLP to assist the Company in completing its internal audit objectives and with the assessment and testing associated with Sarbanes-Oxley 404 compliance. At the 2004 Annual Meeting of Stockholders, upon recommendation of the Audit Committee and the full Board of Directors, PricewaterhouseCoopers LLP was approved by the stockholders to serve as the Company’s independent registered public accounting firm for 2004.
      The Audit Committee met with management periodically during the year to consider the adequacy of the Company’s internal controls and the objectivity of its financial reporting. The Audit Committee also discussed these matters with PricewaterhouseCoopers LLP, Deloitte & Touche LLP, and the appropriate financial and management personnel at the Company. In addition, the Audit Committee discussed with PricewaterhouseCoopers LLP, Deloitte & Touche LLP, and the Company’s senior management, the process used for making the certifications by the Company’s Chief Executive Officer and Chief Financial Officer required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 for certain of the Company’s filings with the SEC.
      PricewaterhouseCoopers LLP audited the 2004 annual financial statements prepared by management, expressed an opinion as to whether those financial statements fairly present the financial position, results of operations and cash flow of the Company in conformity with generally accepted accounting principles, and was given the opportunity to discuss with the Audit Committee any issues they believed should be raised with the Audit Committee. The Audit Committee reviewed and discussed the 2004 audited financial statements with management. Further, PricewaterhouseCoopers LLP audited the Company’s internal control over financial reporting at December 31, 2004, and expressed opinions on management’s assessment of the Company’s internal control over financial reporting and the effectiveness of the Company’s disclosure controls and procedures.
      Deloitte & Touche LLP has performed internal audit services for the Company during the year ended December 31, 2004. In addition, Hanover established an Internal Audit Department during 2004. The Deloitte & Touche LLP internal audit services and the Hanover Internal Audit Department audits were performed under the supervision of the Audit Committee, which had responsibility for approving each project, its objectives, and the nature and scope of the procedures to be performed.
      The Audit Committee discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended, of the Auditing Standards Board of the American Institute of Certified Public Accountants to the extent applicable. Such matters included, among other items, matters related to the conduct of the audit of the Company’s consolidated financial statements.
      The Audit Committee has also received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with PricewaterhouseCoopers LLP their independence in relation to the Company.

      Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board approved) that the Company’s audited consolidated financial statements for the three years ended December 31, 2004, and management’s report on internal control over financial reporting at December 31, 2004, be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, for filing with the SEC.

Submitted by the Audit Committee
of the Board of Directors

I. Jon Brumley, Chair
Margaret K. Dorman
Gordon T. Hall
Alvin V. Shoemaker

REPORT OF THE MANAGEMENT DEVELOPMENT
AND COMPENSATION COMMITTEE
      The Management Development and Compensation Committee (“Compensation Committee”) of the Board of Directors has prepared the following report regarding 2004 executive compensation. The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities and Exchange Act of 1934, except to the extent that the Company specifically incorporates it by reference.
      The Compensation Committee, which is comprised of independent, non-employee directors, is responsible for all components of the Company’s executive compensation programs and the aggregate cost-related aspects of non-executive compensation. The Compensation Committee works closely with the entire Board of Directors in the execution of its duties. This report is required by rules established by the SEC and provides specific information regarding compensation for the Company’s Chief Executive Officer and the other Named Executive Officers listed in the Summary Compensation Table on page 11.
Compensation Philosophy and Objectives of Executive Compensation Programs
      It is the philosophy of the Compensation Committee and the Company that all compensation programs should (i) link pay and performance and (ii) attract, motivate, reward and retain key employees and executive talent required to achieve corporate objectives. The Company also focuses strongly on compensation tied to operational performance factors, since these factors provide a clear link to enhancing stockholder value. We have relied upon compensation consultants regularly for advice on compensation issues. The Compensation Committee and the Board examine each year the nature and distribution of the compensation components for the executive officers so they reflect the specific goals the Company desires to achieve.
      The Compensation Committee and the Company determine competitive levels of compensation using, among other criteria, published compensation surveys (for companies of comparable size to the Company as measured by revenues and for companies within the energy services industry), information obtained from compensation consultants, and analyses of compensation data contained in the proxy statements for energy services industry peer companies. Some of these companies are included in the Oilfield Service Index appearing in the Performance Graph on page 23.
      The Company’s compensation program for key employees and executives includes base salary, annual performance-based incentives, and long-term incentives. The compensation components are targeted to be competitive, generally in the range of the 50% percentile level with variations based on individual roles, responsibilities and performance. Each of these compensation components is further described below.
Base Salaries
      Base salaries for executive officers are reviewed annually based on each executive officer’s role, performance, and competitive market pay levels. In 2004, each Named Executive Officer (other than the CEO) received an average base salary increase of 7.1%. The base salary of the CEO is discussed in more detail below.
Annual Incentive Compensation
      The Company’s annual incentive plan is structured to provide cash incentives to key employees based on the achievement of corporate and individual objectives. Under the plan, target award opportunities for each executive officer and all other employees are established as a percentage of eligible earnings (an employee’s base salary, prorated, if applicable) based on the market data previously described and a consideration of internal position alignment within the Company. For 2004, 50% of the target award was tied to corporate performance with respect to earnings from continuing operations before interest expense, taxes, depreciation, and amortization (EBITDA); earnings per share (EPS); and debt reduction goals. The remaining 50% was tied to individual performance measures that were tailored to each individual’s responsibilities. These individual goals reflect operational and/or financial objectives that are established as part of the annual planning process. The plan is structured so that actual awards may range from zero up to 150% of target awards based on performance.
      Actual annual incentives paid to executive officers (excluding the chief executive officer) under the annual incentive plan averaged 33% of eligible individuals’ earnings. The overall corporate performance on the goals previously described was below target, and the portion of awards based on the attainment of individual goals varied according to actual results.
Long-Term Incentive Compensation
      The Compensation Committee and the Company believe that its executive officers and other key employees should have an ongoing stake in the success of the Company. The Company also believes these individuals should have a meaningful portion of their total compensation tied to the Company’s financial and operational performance since stock-related compensation is tied to stockholder value.
      Under the Company’s 2001 Equity Incentive Plan and 2003 Stock Incentive Plan, the Compensation Committee has the authority to provide long-term incentives to executive officers and other key employees through the award of non-qualified stock options and restricted stock. In order to provide a strong focus on creating value and at the same time align the interests of executive officers and other key employees with those of stockholders, the Compensation Committee chose to provide long-term incentives in 2004 in the form of both time-vested and performance-based restricted stock, with 50% of the total expected value of long-term incentives being delivered through each device. Time-vested restricted stock awards vest at a rate of one-third per year over three years. Performance-based restricted stock awards are subject to vesting between 0% and 125% at the end of a three-year performance period subject to the achievement of pre-determined corporate performance objectives. During 2004, the Compensation Committee recommended and the independent members of the Board of Directors approved performance measures for performance-based restricted stock that included cash flow from operations as well as rental fleet utilization averaged over the period of July 2004 through June 2007. The restricted stock awards were granted in order to build direct ownership of Company shares and to align employee and stockholder interests in that the value of restricted stock holdings moves in tandem with the market value of the Company. Restricted stock also aids in executive retention. The size of awards granted to executive officers is based on the Compensation Committee’s assessment of individual responsibility and performance and market compensation data previously described.
Chief Executive Officer Compensation
      On July 29, 2004, John E. Jackson was elected to the Board of Directors, and effective on October 25, 2004, Mr. Jackson was elected President and Chief Executive Officer of the Company. The Compensation Committee determined to enter into an employment arrangement with Mr. Jackson dated October 5, 2004, which provides for an annual base salary of $540,000 and a target bonus of 100% of base salary, which can be adjusted based upon Company and personal performance compared with agreed upon objectives. The agreement further provided for the grant of 100,000 restricted shares of Common Stock, which will vest at the rate of 25% per year beginning on the first anniversary of the grant date (subject to accelerated vesting upon a change of control of the Company). If the Company terminates Mr. Jackson within 12 months after a change of control occurs, or during that period Mr. Jackson terminates his employment for good reason, he would be entitled to a severance payment equal to three times his annual base salary and target bonus, and the Company would accelerate the vesting of all long-term incentives as well as the Company match in the Hanover 401(k) Plan. If the Company terminates Mr. Jackson without cause at any time other than the 12 months following a change of control, Mr. Jackson would be entitled to a severance payment equal to one times his annual base salary. In either of these circumstances, the agreement provides that the Company would reimburse Mr. Jackson for his health insurance premiums for a period of up to eighteen months. If the Company were to terminate Mr. Jackson with cause, or

Mr. Jackson terminates his employment without good reason, the Company would not be obligated to make any severance payments to Mr. Jackson.
      In determining Mr. Jackson’s 2004 compensation, the Compensation Committee applied the philosophy and methodology for determining compensation described above. The discussion below applies to Mr. Jackson’s 2004 compensation.
      Base Salary. Mr. Jackson’s base salary was increased in July 2004 from $306,000 to $320,000 based on his job responsibilities as Senior Vice President and Chief Financial Officer. Mr. Jackson’s base salary was adjusted again in October 2004 to $540,000 to reflect his new job responsibilities pursuant to his election as President and Chief Executive Officer.
      Annual Incentive Award. Based on the Company’s performance with respect to the measures described under the Annual Incentive Compensation section above and personal objectives approved by the Compensation Committee, Mr. Jackson was paid an annual incentive bonus of $303,400 for 2004. This award was below target, since corporate performance on EBITDA and EPS was below target. However, the size of the award also reflects that the Company exceeded its stated performance target to reduce debt and that Mr. Jackson achieved his individual performance goals. In making its determination, the committee gave a 20% weight each to EBITDA and EPS and a 10% weight to debt reduction. With respect to Mr. Jackson’s personal objectives as Senior Vice President and Chief Financial Officer, the committee considered management of selling, general and administrative expenses, compliance with Sarbanes-Oxley 404, the Oracle implementation at the Company’s international sites, communication with bankers and the investment community, communication with the Company’s Geographic Business Units (GBUs) and the implementation of profit and loss responsibility at the GBU level. In evaluating Mr. Jackson’s performance, in addition to the corporate financial performance objectives and the objectives for the Chief Financial Officer position, the Compensation Committee considered to a lesser extent the objectives for the position of President and Chief Executive Officer, which included health and safety, fabrication revenue, orientation of new board members, strengthened management, and increased rental fleet utilization.
      Long-Term Incentives. The Compensation Committee recommended and the independent members of the Board approved in July 2004 the grant to Mr. Jackson of 20,900 shares of restricted stock that vest at the rate of one-third per year over a three year period and 26,125 performance-based restricted stock, which are subject to vesting between 0% up to the full amount of the award at the end of a three-year performance period pursuant to the achievement of predetermined performance objectives. These awards are intended to provide an incentive for retention, to grow stockholder value and to provide the executive with a greater ownership stake in the Company. In the event of a change of control of the Company, the time-vested restricted stock is subject to accelerated vesting and the performance-based restricted stock is subject to accelerated vesting at the target level.
      Retention Award. With the assistance of an outside compensation consultant, the Compensation Committee reviewed the value of incentive awards held by Mr. Jackson and determined that the current value of his prior option awards did not provide adequate retention incentive and in July 2004 granted to Mr. Jackson a retention award of 50,000 shares of restricted stock that vest at the rate of one-third per year over a three-year period (subject to accelerated vesting upon a change of control of the Company).
Former CEO’s Compensation
      Chad C. Deaton served as President and Chief Executive Officer until his resignation in October 2004. In July 2004, Mr. Deaton’s base salary was adjusted from $540,000 to $600,000 per annum. An annual incentive award was not paid to Mr. Deaton for 2004 performance since he terminated his employment prior to year-end. The Compensation Committee recommended and the independent members of the Board approved in July 2004 the grant to Mr. Deaton of 67,000 shares of restricted stock to vest at the rate of one-third per year over a three year period and 83,750 shares of performance-based restricted stock, which were subject to vesting between 0% up to the full amount of the award at the end of a three-year performance period pursuant to the achievement of predetermined performance objectives.

In addition, Mr. Deaton was granted a retention award of 100,000 shares of restricted stock to vest at the rate of one-third per year over a three-year period. All incentive and retention awards granted to Mr. Deaton in 2004 were forfeited upon the termination of his employment in October 2004.
Stock Ownership Guidelines
      The Compensation Committee and the Board believes that it is important for our executives to build and maintain an equity stake in our Company to align the executive’s interest with those of our shareholders. Our ownership policy for executives covers stock options and restricted stock awarded subsequent to March 2004 and requires executives to adhere to the following stock ownership guidelines:

•	Chief Executive Officer and Chief Financial Officer — 50% of the net shares acquired (after taking into account the sale of shares to cover the option exercise price and/or to pay taxes) for a period of three years following an option exercise or vesting of restricted stock awards.

•	Section 16 Officers and direct reports to the Chief Executive Officer — 33% of the net shares acquired (after taking into account the sale of shares to cover the option exercise price and/or to pay taxes) for one year following an option exercise or vesting of restricted stock awards.
      In addition, stock ownership guidelines have been adopted for the Board of Directors. Directors are required to retain all restricted stock (except for sales to provide for the payment of taxes due upon vesting) until his or her service as a director concludes.
Limitation of Tax Deduction for Executive Compensation
      Under Section 162(m) of the Internal Revenue Code, publicly traded companies may not receive a tax deduction on non-performance-based compensation to Executive Officers in excess of $1 million. The performance-based restricted stock awards made in 2004 qualify as performance-based pay. No specific actions have been taken with regard to cash compensation to comply with Section 162(m), since at this time no executive’s cash compensation has the potential to be affected by the $1 million limit.

Submitted by the Management Development and
Compensation Committee of the Board of Directors

Robert R. Furgason, Chair
I. Jon Brumley
Victor E. Grijalva
Stephen M. Pazuk

PERFORMANCE GRAPH
      The performance graph below shows the cumulative total stockholder return on our Common Stock compared to the S&P 500 Composite Stock Price Index (the “S&P 500 Index”) and the Oilfield Service Index (the “OSX”) over the five-year period beginning January 1, 2000. The results are based on an investment of $100 in each of our Common Stock, the S&P 500 Index and the OSX. The graph assumes the reinvestment of dividends and adjusts all closing prices and dividends for stock splits.
Comparison of Five Year Cumulative Total Return
      There can be no assurance that our stock performance will continue into the future with the same or similar trends depicted in the performance graph. We do not make or endorse any predictions as to the future performance of our stock. The information contained in the performance graph shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate it by reference in such filing.

OVERVIEW OF PROPOSALS
      This Proxy Statement contains two proposals requiring stockholder action. Proposal 1 requests the election of nine directors to our Board of Directors. Proposal 2 requests ratification of the reappointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2005.
ELECTION OF DIRECTORS
Proposal 1 on Proxy Card
      At the 2005 Stockholders’ Meeting, nine directors are nominated to be elected to the Board of Directors, to hold office until our next Annual Meeting of Stockholders or until their respective successors are duly elected and qualified. The Board of Directors has nominated, and unless otherwise directed by stockholders in their proxy card, it is the intention of the persons named in the enclosed proxy to vote FOR the election of each nominee named below. Each nominee has consented to serve as a director if elected. In the event any of such nominees becomes unable or unwilling to serve as a director, shares represented by valid proxies will be voted for the election of such other person as the Board may nominate, or the number of directors that constitutes the full Board may be reduced to eliminate the vacancy.
      The Board’s nine nominees for election at the 2005 Stockholders’ Meeting are: I. Jon Brumley, Ted Collins, Jr., Margaret K. Dorman, Robert R. Furgason, Victor E. Grijalva, Gordon T. Hall, John E. Jackson, Stephen M. Pazuk, and Alvin V. Shoemaker.
Required Vote For Election of Directors
      The affirmative vote of the holders of a plurality of the Common Stock present in person or by proxy and entitled to vote at the 2005 Stockholders’ Meeting at which a quorum is present is required to approve the election of the above-named nominees.
      The Board of Directors recommends that stockholders vote FOR the election of I. Jon Brumley, Ted Collins, Jr., Margaret K. Dorman, Robert R. Furgason, Victor E. Grijalva, Gordon T. Hall, John E. Jackson, Stephen M. Pazuk, and Alvin V. Shoemaker.
RATIFICATION OF REAPPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
Proposal 2 on Proxy Card
      We intend to engage PricewaterhouseCoopers LLP to audit our financial statements for fiscal year 2005. PricewaterhouseCoopers LLP audited our financial statements for fiscal year 2004 and the decision to retain PricewaterhouseCoopers LLP has been approved by the Audit Committee and the Board of Directors.
      A representative of PricewaterhouseCoopers LLP is expected to attend the 2005 Stockholders’ Meeting and will have the opportunity to make a statement, if he or she so desires, and will be available to respond to appropriate questions of stockholders.
Fees Paid to the Independent Registered Public Accounting Firm
      The following table presents fees for professional services rendered by our independent registered public accounting firm, PricewaterhouseCoopers LLP, and the member firms of PricewaterhouseCoopers and their respective affiliates (collectively, “PwC”) that were charged or allocated to us for 2004 and 2003:

Types of Fees	FY 2004	FY 2003

	(In thousands)
Audit fees(a)	$5,265	$2,193
Audit-related fees(b)	46	48
Tax fees(c)	498	1,119
All other fees(d)	2	26

Total fees:	$5,811	$3,386

(a)	Audit fees include fees billed by PwC related to audits and reviews of financial statements that we are required to file with the SEC, audit of internal control over financial reporting, statutory audits of certain of our subsidiaries’ financial statements as required under local regulations and other services which PwC provides as our principal auditor including issuance of comfort letters and assistance with and review of documents filed with the SEC.

(b)	Audit related fees include fees billed by PwC related to employee benefit plan audits and consultations concerning financial accounting and reporting standards.

(c)	Tax fees include fees billed by PwC primarily related to tax compliance and consulting services.

(d)	All other fees include fees billed by PwC related to software licensing agreements and financial systems design and implementation work performed prior to May 2003.
      To safeguard the continued independence of the independent registered public accounting firm, the Audit Committee has adopted a policy to prevent our independent registered public accounting firm from providing services to us that are prohibited under Section 10A(g) of the Securities Exchange Act of 1934, as amended. This policy provides that independent registered public accounting firms are only permitted to provide services to us that have been pre-approved by the Audit Committee. Pursuant to this policy, all audit services require advance approval by the Audit Committee. All other services by the independent registered public accounting firm that fall within certain designated dollar thresholds have been pre-approved under the policy. Different dollar thresholds apply to the four categories of pre-approved services specified in the policy (Audit, Audit-Related, Tax and Other services). All services that exceed the dollar thresholds must be approved in advance by the Audit Committee. All services performed by independent registered public accounting firms under engagements in 2004 were either approved by the Audit Committee or approved pursuant to its pre-approval policy, and none was approved pursuant to the de minimus exception to the rules and regulations of the SEC on pre-approval.
Required Vote for Ratification of Reappointment of Independent Registered Public Accounting Firm
      The affirmative vote of the holders of a majority of the Common Stock represented at the 2005 Stockholders’ Meeting at which a quorum is present is required to ratify the reappointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm.
      Stockholder approval of the selection of PricewaterhouseCoopers LLP is not required by the Company’s charter or bylaws. Our Board is requesting stockholder ratification as a matter of good corporate practice. If the stockholders do not ratify the selection, the Audit Committee will reconsider whether or not to retain PricewaterhouseCoopers LLP. Even if the selection is ratified, the Audit Committee in its discretion may change the appointment at any time during the year if they determine that such change would be in the best interests of the Company and its stockholders.
      The Board of Directors recommends that the stockholders vote FOR ratification of the reappointment of PricewaterhouseCoopers LLP.

GENERAL INFORMATION
2006 Annual Meeting of Stockholders
      Any proposals of stockholders that are intended for inclusion in our Proxy Statement for our 2006 Annual Meeting of Stockholders must be received by the Corporate Secretary of the Company no later than December 17, 2005. Notice of a stockholder proposal submitted for consideration at the 2006 Annual Meeting but not for inclusion in our Proxy Statement must be received no later than February 28, 2006. If a stockholder proposal is not received by us by February 28, 2006, our proxy for the 2006 Annual Meeting may confer discretionary authority to vote on such matter without any discussion of such matter in the Proxy Statement for the 2006 Annual Meeting. Stockholder proposals must be in writing and delivered to our principal executive office at 12001 North Houston Rosslyn, Houston, Texas 77086 Attention: Corporate Secretary.
Annual Reports
      Our 2004 Annual Report to Stockholders and Annual Report on Form 10-K is being mailed to our stockholders with this Proxy Statement. We agree to provide, without charge, to each person to whom this Proxy Statement is delivered, upon written or oral request, by first class mail or other equally prompt means within one business day of receipt of such request, a copy of our Annual Report on Form 10-K for the year ended December 31, 2004. Please direct any such requests to the attention of the Corporate Secretary, Hanover Compressor Company, 12001 North Houston Rosslyn, Houston, Texas 77086 or by telephone at (281) 405-5175. Such document is also available at the website of the SEC, which can be found at http://www.sec.gov.

ê      FOLD AND DETACH HERE       ê

HANOVER COMPRESSOR COMPANY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
OF HANOVER COMPRESSOR COMPANY

The undersigned, having received the Notice of Annual Meeting and Proxy Statement, hereby appoints Victor E. Grijalva and Gordon T. Hall, and each of them, proxies with full power of substitution, for and in the name of the undersigned, to vote all shares of Common Stock of Hanover Compressor Company owned of record by the undersigned at the 2005 Annual Meeting of Stockholders to be held at 9:00 a.m. local time on Thursday, May 19, 2005, at the Omni Hotel, Four Riverway, Houston, Texas, 77056, and any adjournments or postponements thereof, in accordance with the discretion marked on the reverse side hereof. You are encouraged to specify your choices by marking the appropriate boxes (see reverse side), but you need not mark any boxes if you wish to vote in accordance with the Board of Directors recommendations. The proxies cannot vote your shares unless you sign and return this card.

Address Change/Comments
(Mark the corresponding box on the reverse side)

(SEE REVERSE SIDE)

Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Internet and telephone voting is available through 5:00 PM Eastern Time the day prior to annual meeting day. If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

Internet: https://www.proxyvotenow.com/hc
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

Telephone: 1-866-235-8902
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

OR

Mail
Mark, sign and date you proxy card and return it in the enclosed postage-paid envelope.

ê FOLD AND DETACH HERE ê

☒	Please mark your votes as in this example

This proxy, when properly executed, will be voted in the manner directed herein. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL OF THE BOARD OF DIRECTORS NOMINEES and FOR RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS HANOVER COMPRESSOR COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2005.

1.	Election of	☐	FOR ALL NOMINEES (except as indicated below)
	Directors	☐	WITHHOLD AUTHORITY to vote for all nominees

NOMINEES FOR ONE-YEAR TERM EXPIRING AT 2006 ANNUAL MEETING OF STOCKHOLDERS:

01 I. Jon Brumley	06 Gordon T. Hall
02 Ted Collins, Jr.	07 John E. Jackson
03 Margaret K. Dorman	08 Stephen M. Pazuk
04 Robert R. Furgason	09 Alvin V. Shoemaker
05 Victor E. Grijalva

(Instruction: To withhold authority to vote for any individual nominee, strike a line through the nominee’s name above.)

2.	Ratification of Reappointment of PricewaterhouseCoopers LLP

      ☐ FOR                      ☐ AGAINST                      ☐ ABSTAIN

3.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any postponement(s) or adjournment(s) thereof.

Mark here if you plan	☐	Please mark here for	☐
to attend the meeting		address change or
comments

Signature

Signature

Date

Please sign exactly as name appears on stock certificate(s). Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

(Continued from other side)